Internal Results

(9/30/06)

	2006	2005	$	%
	(dollars in thousands)			
Salaries & Benefits	**$ 138,830**	$ 134,560	$ 4,270	3%
Occupancy & Equip.	**31,620**	30,020	1,600	5%
DP/Software/Telecom	**16,460**	17,100	(640)	-4%
Amortization	**3,320**	3,460	(140)	-4%
Other Expenses	**45,270**	44,690	580	1%
Total	**$ 235,500**	**$ 229,830**	**$ 5,670**	**2%**